NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2009 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	On October 21, 2009, Stratus’ joint venture with Canyon-Johnson Urban Fund II, L.P. closed on a $120 million construction loan with Beal Bank Nevada for the W Austin Hotel & Residences project.
•	W Austin Hotel & Residences project in downtown Austin, Texas, continues to be on schedule and within budgeted cost of $300 million.
•	At September 30, 2009, Stratus had $24.9 million of cash and cash equivalents and $31.8 million in available borrowing capacity under its revolving credit facility.
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As of September 30, 2009, there are 30 Meridian lots in the Circle C community remaining under homebuilder contracts.  Future sales of these lots are expected to approximate 24 lots for $1.6 million in the fourth quarter of 2009 and six lots for $0.4 million in the first quarter of 2010.

SUMMARY FINANCIAL RESULTS
	Third Quarter		Nine Months
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues	$3,344	$6,909	$8,366	$16,064
Operating loss	(2,375)	(1,147)	(7,904)	(4,270)
Net loss	(1,597)	(571)	(4,988)	(2,039)
Net loss attributable to Stratus common stock	(1,553)	(447)	(4,734)	(1,851)

Diluted net loss per share attributable to Stratus common stock:
Continuing operations	$(0.21)	$(0.06)	$(0.64)	$(0.23)
Discontinued operations	-	-	-	(0.01)
Diluted net loss per share attributable to Stratus common stock	$(0.21)	$(0.06)	$(0.64)	$(0.24)

Diluted weighted average shares of common stock
outstanding	7,435	7,641	7,439	7,613

AUSTIN, TX, November 6, 2009 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.6 million, $0.21 per share, for the third quarter of 2009, compared to $0.4 million, $0.06 per share, for the third quarter of 2008.  For the nine months ended September 30, 2009, Stratus reported a net loss attributable to common stock of $4.7 million, $0.64 per share, compared to $1.9 million, $0.24 per share, for the nine months ended September 30, 2008.

Stratus sold one courtyard home at Calera Court, one lot at Verano Drive and 16 lots at its Meridian development in the third quarter of 2009, compared with one courtyard home at Calera Court, three lots at Verano Drive and 48 lots at Meridian in the third quarter of 2008.  For the first nine months of 2009, Stratus sold two courtyard homes at Calera Court, one lot at Verano Drive and 39 lots at Meridian, compared with two courtyard homes at Calera Court, three lots at Verano Drive and 125 total lots at Meridian, Deerfield and Wimberly Lane during the first nine months of 2008.  Rental income from commercial leasing properties totaled $1.2 million in the third quarters of 2009 and 2008, and $3.3 million for the first nine months of 2009 and 2008.  While rental income for the 2009 periods approximated the 2008 periods, rental income from 7500 Rialto was $0.1 million lower in each of the 2009 periods because of higher vacancies, compared to the 2008 periods; however, these 2009 decreases were offset by additional rental income from the new leases in 2009 at Barton Creek Village and 5700 Slaughter.  Stratus is actively pursuing tenants to fill the available office space at 7500 Rialto Boulevard.  At September 30, 2009, occupancy was 71 percent for the original office building at 7500 Rialto Boulevard and 94 percent for the second building.

W Austin Hotel & Residences. As previously announced, in May 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of the W Austin Hotel & Residences in downtown Austin.  Stratus, the manager of the project, has an approximate 40 percent interest in the joint venture and Canyon-Johnson has an approximate 60 percent interest in the joint venture.  As of September 30, 2009, capital contributions totaled $42.2 million for Stratus and $59.1 million for Canyon-Johnson.

The joint venture originally obtained a $165 million construction loan with Corus Bank N.A. (Corus) to finance project costs after the required capital contributions were made.  On June 26, 2009, the loan agreement with Corus was assigned to a subsidiary of Stratus, which is managed by Stratus and Canyon-Johnson, in exchange for a pay down of $250,000 of the outstanding principal balance of $2.1 million.  As a result, Corus was no longer the lender and in the second quarter of 2009 Stratus recognized a $0.2 million loss on extinguishment of debt, which includes the write-off of unamortized deferred loan costs in the amount of $2.1 million.

On October 21, 2009, the subsidiary assigned and transferred the construction loan agreement documents to Beal Bank Nevada (Beal Bank).  In connection with the assignment, the joint venture executed an amended and restated loan agreement, an amended and restated promissory note and related loan documents with Beal Bank (Beal Bank loan agreement).  Pursuant to the Beal Bank loan agreement, the joint venture may borrow up to an aggregate of $120 million to fund the construction, development and marketing costs of the W Austin Hotel & Residences project.

An initial advance under the Beal Bank loan agreement of $3.4 million was made at closing.  The next advance is expected to occur in mid-2010 and thereafter advances are expected to be made monthly until the loan is fully funded.  As a condition to further funding from the Beal Bank loan agreement, the joint venture must invest at least $180 million.  Previously, when Corus was the construction lender, the joint venture was required to invest total equity of $128 million ($53 million from Stratus and $75 million from Canyon-Johnson).  As a result of changing construction lenders, $52 million of additional equity is now required.  The joint venture

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is currently pursuing third parties to fund all or a portion of the $52 million.  To the extent acceptable third-party or other financing is not secured, the joint venture may be obligated to fund the additional capital necessary to meet the $180 million pre-funding requirement under the Beal Bank loan agreement.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding proposed real estate sales, commercial leasing activities and development and financing activities at the W Austin Hotel & Residences project.  Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals, environmental regulations and other factors which are described in more detail in Stratus’ 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009		2008
Revenues:
Real estate	$2,116	$5,691	$4,201		$11,994
Rental income	1,163	1,158	3,296		3,278
Commissions, management fees and other	65	60	869		792
Total revenues	3,344	6,909	8,366		16,064
Cost of sales:
Real estate, net	2,710	4,954	6,806		11,163
Rental	788	944	2,405		2,683
Depreciation	403	435	1,227		1,211
Total cost of sales	3,901	6,333	10,438		15,057
General and administrative expenses	1,818	1,723	5,832		5,277
Total costs and expenses	5,719	8,056	16,270		20,334
Operating loss	(2,375)	(1,147)	(7,904)		(4,270)
Interest income and other	66	330	894	a	1,432
Loss on extinguishment of debt	-	-	(182	)b	-
Gain (loss) on interest rate cap agreement	(37)	(121)	33		(121)
Loss from continuing operations before income taxes and
equity in unconsolidated affiliate’s (loss) income	(2,346)	(938)	(7,159)		(2,959)
Equity in unconsolidated affiliate’s (loss) income	(95)	99	(277)		365
Benefit from income taxes	844	268	2,448		660
Loss from continuing operations	(1,597)	(571)	(4,988)		(1,934)
Loss from discontinued operations	-	-	-		(105	)c
Net loss	(1,597)	(571)	(4,988)		(2,039)
Net loss attributable to noncontrolling interest in subsidiaryd	44	124	254		188
Net loss attributable to Stratus common stock	$(1,553)	$(447)	$(4,734)		$(1,851)

Net loss per share attributable to Stratus common stock:
Continuing operations	$(0.21)	$(0.06)	$(0.64)		$(0.23)
Discontinued operations	-	-	-		(0.01)
Basic and diluted net loss per share attributable to Stratus
common stock	$(0.21)	$(0.06)	$(0.64)		$(0.24)

Weighted average shares of common stock outstanding:
Basic and diluted	7,435	7,641	7,439		7,613

a.  Includes $0.6 million related to a forfeited homebuilder deposit for contract termination.
b.  Relates to assignment of W Austin Hotel & Residences project construction loan to a Stratus subsidiary.
c.  Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.
d.  Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,		December 31,
	2009		2008
ASSETS
Cash and cash equivalents	$24,926		$17,097
Investment in U.S. treasury securities	-		15,388
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	136,473		115,966
Property held for sale – undeveloped	31,928		27,514
Property held for use, net	84,709		56,919
Deferred tax asset	8,633		7,330
Investment in unconsolidated affiliate	3,468		2,283
Other assets	13,552		10,049
Total assets	$303,689		$252,546

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$12,278		$6,585
Deposits	7,396		1,301
Accrued interest and property taxes	2,975		3,203
Debt	75,951		63,352
Other liabilities	2,079		3,583
Total liabilities	100,679		78,024

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	83		83
Capital in excess of par value of common stock	197,285		196,692
Accumulated deficit	(34,829)		(30,095)
Accumulated other comprehensive loss	-		(3)
Common stock held in treasury	(17,941)		(17,441)
Total Stratus stockholders’ equity	144,598		149,236
Noncontrolling interest in subsidiary	58,412	a	25,286	a
Total equity	203,010		174,522
Total liabilities and equity	$303,689		$252,546

a.  Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

Nine Months Ended September 30,
2009	2008
Cash flow from operating activities:
Net loss	$(4,988)	$(2,039)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss from discontinued operations	-	105	a
Depreciation	1,227	1,211
(Gain) loss on interest rate cap agreement	(33)	121
Loss on extinguishment of debt	182	-
Cost of real estate sold	2,912	8,126
Deferred income taxes	(1,303)	(648)
Stock-based compensation	552	761
Equity in unconsolidated affiliate’s loss (income)	277	(365)
Distribution of unconsolidated affiliate’s income	-	1,266
Deposits	(802)	(1,471)
Purchases and development of real estate properties	(32,653)	(21,959)
Municipal utility district reimbursements	4,551	6,229
Decrease in other assets	615	495
Increase (decrease) in accounts payable, accrued liabilities and other	3,249	(2,554)
Net cash used in operating activities	(26,214)	(10,722)

Cash flow from investing activities:
Development of commercial leasing properties	(27,262)	(10,337)
(Investment in) return of investment in unconsolidated affiliate	(1,462)	2,374
Proceeds from matured U.S. treasury securities	15,391	-
Investment in interest rate cap agreement	-	(673)
Other	53	25
Net cash used in investing activities	(13,280)	(8,611)

Cash flow from financing activities:
Borrowings from revolving credit facility	15,000	-
Payments on revolving credit facility	(4,769)	-
Borrowings from project and term loans	4,700	2,054
Payments on project and term loans	(488)	(175)
Noncontrolling interest contributions	33,380	16,678
Net (payments for) proceeds from stock-based awards	(96)	94
Purchases of Stratus common shares	(404)	(517)
Financing costs	-	(2,845)
Net cash provided by financing activities	47,323	15,289
Net increase (decrease) in cash and cash equivalents	7,829	(4,044)
Cash and cash equivalents at beginning of year	17,097	40,873
Cash and cash equivalents at end of period	$24,926	$36,829

a.  Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.

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